FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
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jim.zeumer@pultegroup.com

PulteGroup Announces Chief Operating Officer Succession Plan
Current COO John Chadwick to retire in 2023; Brandon Jones, Senior Vice President - Field Operations, to succeed Chadwick
ATLANTA – October 25, 2022 – PulteGroup, Inc. (NYSE: PHM), the nation’s third largest homebuilder, announced today that John Chadwick, Executive Vice President and Chief Operating Officer, has announced his plans to retire next year. Brandon Jones, Senior Vice President - Field Operations, will succeed Chadwick as Executive Vice President and Chief Operating Officer effective January 1, 2023. Chadwick will remain with the company until April 2023 to assist with the transition. Reporting directly to PulteGroup President and Chief Executive Officer Ryan Marshall, Jones will have responsibility for home building operations including construction, sales, marketing, product development and procurement.
“John has been a valued friend and colleague at PulteGroup for more than 30 years,” said Ryan Marshall, President and Chief Executive Officer. “His contributions to our business are many, including advancing our unrelenting focus on quality, expanding our reach into new markets, and driving improved financial performance throughout our operations. Having grown his career at PulteGroup over the past three decades, John is widely recognized as an exceptional leader. On behalf of our entire team, I thank John for a job well done and wish him and his family the best in his coming retirement.”
Jones’ 18-year career with PulteGroup began as Director of Operations in Arizona. Having served as VP of Sales in New Mexico, Division President for the Michigan, Illinois and Georgia divisions and as Area President for the company’s southeast area, Jones was promoted to his current role as Senior Vice President – Field Operations in 2021.
“Brandon is an outstanding homebuilding operator with tremendous intellect and work ethic. He has been tasked with some of the toughest homebuilding challenges and delivered major improvements and excellent overall results,” said Marshall. “In his most recent role, Brandon has led innovations and improvements in experiences for the customer, successfully navigated a difficult supply chain environment and led our field teams to deliver superior construction quality and customer experience. We are proud to recognize Brandon’s many accomplishments and dedication to our company, team and customers.
Jones holds both a bachelor’s and master’s degree in Management Information Systems from Brigham Young University. Prior to joining PulteGroup, Jones worked at Intel and as an IT consultant.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country.  Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

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